As filed with the Securities and Exchange Commission on October 29, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FINDWHAT.COM

(Exact name of Registrant as specified in its charter)

Nevada	7379	88-0348835
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

5220 Summerlin Commons Blvd., Suite 500
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Phillip R. Thune, Chief Operating Officer
Chief Financial Officer
FindWhat.com
5220 Summerlin Commons Blvd., Suite 500
Fort Myers, Florida 33907
(239) 561-7229
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Correspondence to:

John B. Pisaris, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street, Suite 2800
Columbus, Ohio 43215
(614) 227-2025
(614) 227-2100 (fax)
jpisaris@porterwright.com

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the box. [  ]

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Share*	Price*	Fee*

Common stock, $0.001 par value	1,000,000	$15.83	$15,830,000	$1,280.65

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average high and low prices of the Common Stock as reported on the NASDAQ National Market on October 27, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated      , 2003

PRELIMINARY PROSPECTUS

1,000,000 Shares

FindWhat.com
55220 Summerlin Commons Blvd., Suite 500
Fort Myers, Florida 33907
(239) 561-7229

Common Stock

     On July 15, 2003 we completed a private financing in which we issued and sold shares of our common stock. This prospectus relates to the resale from time to time of these shares of our common stock by the selling stockholders identified in this prospectus. This prospectus may be used only by the stockholders listed under the section entitled “selling stockholders” in this prospectus for their resale of up to 1,000,000 shares of our common stock, $0.001 par value. The common stock offered by this prospectus may be offered by the selling stockholders from time to time in transactions reported on the NASDAQ National Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. We will not receive any proceeds from the sale of the shares by the selling stockholders.

     Our shares are traded on the Nasdaq National Market under the symbol “FWHT.” On October 27, 2003, the last reported sale of our common stock on the Nasdaq National Market was $15.81 per share.

     YOU SHOULD CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          , 2003.

This prospectus incorporates important business and financial information about FindWhat.com that is not included or delivered with this document. This information is described in greater detail in the section of this prospectus entitled “Where You Can Find More Information.” In addition, the information is available without charge upon a written or oral request to FindWhat.com, 5520 Summerlin Commons Blvd., Fort Myers, Florida 33907, Attention: Investor Relations, (239) 561-7229.

PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, along with the more detailed information and financial statements and the notes to the financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, before you decide whether to participate in this offering. When we refer in this prospectus to the “Company,” “we,” “us,” and “our,” we mean FindWhat.com, a Nevada corporation, together with our subsidiaries and their respective predecessors. This prospectus contains forward-looking statements and information relating to FindWhat.com. See “Forward Looking Statements” beginning on page 15.

     This prospectus covers the resale of 1,000,000 shares of the Company’s common stock by:

•	Integral Capital Partners V, L.P.;

•	Integral Capital Partners V, SLP Slide Fund, LLC;

•	Integral Capital Partners V, Slide Fund, L.P.;

•	Integral Capital Partners VI, L.P.;

•	Vertical Ventures Investments; and

•	The Riverview Group, LLC.

     The shares of our common stock may be offered from time to time by the selling stockholders. We will pay all expenses of the registration. However, any brokers’ or underwriters’ fees or commissions will be paid by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

     The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. However, we anticipate that the shares will be sold from time to time primarily in transactions on the NASDAQ National Market at the then current market price, although sales may also be made in negotiated transactions or otherwise. The selling stockholders and the brokers and dealers through whom the sale of the shares may be made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 and their commissions or discounts and other compensation may be regarded as underwriters’ compensation. See “Plan of Distribution” on page 16.

RISK FACTORS

Business Risks

          The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The following factors have affected or could affect the Company’s actual results and could cause such results to differ materially from those expressed in any forward-looking statements we may make. Investors should consider carefully the following risks and speculative factors inherent in and affecting the business of the Company and an investment in our common stock. Factors that might cause such a difference include, but are not limited to, those discussed below.

Our business is difficult to evaluate because we have a limited operating history and have only recently launched our FindWhat.com services.

          We began offering search engine optimization marketing services through our BeFirst.com service in March 1998, and in September 1999 we commercially launched the FindWhat.com Network, our bid-for-position, keyword targeted advertising service. In September 2002, we launched our private label service and currently we have one private label partner. In September 2003, we announced a license agreement with Mitsui & Co., Ltd. to launch a bid-for-position keyword targeted advertising service in Japan. Accordingly, we have a limited relevant operating history upon which an investor can make an evaluation of the likelihood of our success. An investor in our securities must consider the uncertainties, expenses, and difficulties frequently encountered by companies such as ours that are in the early stages of development. An investor should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the problems, limited resources, expenses, risks, and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as e-commerce. To address these risks, we must, among other things:

•	maintain and increase our client base;

•	implement and successfully execute our business and marketing strategy;

•	continue to develop and upgrade our technology;

•	continually update and improve our service offerings and features;

•	provide superior customer service;

•	respond to industry and competitive developments; and

•	attract, retain, and motivate qualified personnel.

We may not be successful in addressing these risks. If we are unable to do so, our business, prospects, financial condition, and results of operations would be materially and adversely affected.

We have limited marketing experience; the success of the FindWhat.com Network is dependent upon our ability to establish online marketing relationships.

          We have limited marketing experience and limited financial, personnel, and other resources to undertake extensive marketing activities. Our ability to generate revenue from the FindWhat.com Network is dependent upon our ability to attract advertisers and generate traffic to our advertisers’ websites. If we are unable to enter into additional agreements to generate significant traffic to our advertisers’ websites on commercially acceptable terms, or are unable to implement successfully current agreements which drive traffic to our advertisers’ websites, it could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our principal competitor may have patent rights which could prevent us from operating the FindWhat.com services in their present form.

          Our principal competitor, Overture Services, Inc., purports to be the owner of U.S. Patent No. 6,269,361, which was issued on July 31, 2001 and is entitled “System and method for influencing a position on a search result list generated by a computer network search engine.” Additionally, Overture Services has announced it acquired an issued patent that may apply to our current bid-for-position pay-per-click business model. Overture Services has advised us that they believe our current bid-for-position pay-per-click business model infringes their patents; however, we believe that we do not infringe any valid and enforceable claim of the patents. On January 17, 2002, we filed a complaint to challenge the ‘361 patent in the District Court for the Southern District of New York. Subsequently, Overture commenced litigation against us in the District Court for the Central District of California in Los Angeles, alleging that we are infringing the ‘361 patent. Our complaint has been transferred to the District Court for the Central District of California in Los Angeles. As a result, we have asserted our claims for declaratory judgment against Overture for invalidity, unenforceability, and non-infringement of the ‘361 patent in an Answer we filed on March 25, 2003 in the California action, and simultaneously dismissed the transferred New York action without prejudice. All claims are now pending before the District Court for the Central District of California in Los Angeles, and the litigation is ongoing. Our patent litigation with Overture Services may be time-consuming, expensive, and result in the diversion of our time and attention. Accordingly, such patent litigation could negatively impact our business, even if we prevail. If it is determined that our bid-for-position business model infringes one or more valid and enforceable claims of the patents held by Overture Services, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we could be subject to damages and forced to obtain a license from Overture Services or revise our business model. We can offer no assurance that a license would be available on acceptable terms or at all, or that we will be able to revise our business model economically, efficiently, or at all.

Our business is dependent upon our relationships with our distribution partners.

          Our distribution partners are very important to our revenue and results of operations. Any adverse changes in our relationship with key distribution partners could have a material adverse impact on our revenue and results of operations. Our agreements with our distribution partners vary in duration, and depending on the agreement with any one particular distribution partner, may be terminable upon the occurrence of certain events, including our failure to meet certain service levels, general breaches of agreement terms, and changes in control in certain circumstances. We may not be successful in renewing our existing distribution partnership agreements, or if they are renewed, any new agreement may not be on as favorable terms.

Our agreement to merge with Espotting Media, Inc. is subject to a number of contingencies and there is no assurance that the transaction will close.

          On June 17, 2003, we entered into an agreement to merge with Espotting Media, Inc., a leading provider of performance based internet marketing services in Europe. Under the terms of the Espotting transaction, Espotting’s stockholders will receive approximately 8.1 million shares of our common stock and $27 million in cash, subject to adjustment. Additionally, the agreement calls for us to issue options and warrants to purchase approximately 2.1 million shares of our common stock to Espotting’s option and warrant holders. The Espotting transaction is subject to a number of contingencies, including receipt of stockholder and regulatory approvals; and there is no guarantee that the transaction will be consummated. On September 19, 2003, we announced that we were engaged in negotiations with Espotting as a result of our post-signing examination of Espotting’s historical and projected financial performance. The parties are reserving their rights under the existing merger agreement, and depending on the outcome of our review of Espotting’s financial performance, the parties may negotiate to modify the terms of the transaction. It is possible that mutually agreeable terms will not be reached and that the merger may not be consummated. In the event the Espotting transaction is not consummated, it could have a material adverse effect on our stock price, business, prospects, financial condition, and results of operation.

Our agreement to merge with Espotting Media, Inc. exposes our business to significant risk.

          The following factors, among others, could have a material adverse effect on our stock price, business, prospects, financial condition, and results of operations given our potential merger with Espotting: risk that our merger with Espotting will not be consummated; difficulties executing integration strategies or achieving planned synergies after a merger with Espotting; risk that the Espotting transaction will be terminated, delayed, or not close when expected; the failure of FindWhat.com and Espotting to resolve issues relating to Espotting’s financial performance and the failure of the parties to agree to related amendments to the merger documents; FindWhat.com’s and Espotting’s failure to retain clients as a result of uncertainty regarding the merger agreement; difficulties executing integration strategies or achieving planned synergies in connection with the Espotting transaction; the risk that the conditions precedent to the parties’ obligations to close under the Espotting agreement will not be satisfied, including the receipt of stockholder and regulatory approvals; the risk that transaction costs relating to the Espotting transaction will be higher than anticipated; the risk that the businesses of FindWhat.com and Espotting will suffer as a result of uncertainty involving the merger; the risk that the continuity of FindWhat.com’s and Espotting’s operations will be disrupted if the merger does not close; the risk that Espotting will require more cash than anticipated before closing; fluctuations in currency exchange rates; and fluctuations in the trading price and volume of our common stock.

We partially depend on third parties for certain software and Internet services for the FindWhat.com Network.

          We partially depend on third-party software to operate the FindWhat.com Network. Although we believe that several alternative sources for this software are available, any failure to obtain and maintain the rights to use such software would have a material adverse effect on our business, prospects, financial condition, and results of operations. We also are dependent upon third parties to provide Internet services to allow us to connect to the Internet with sufficient capacity and bandwidth so that the FindWhat.com Network can function properly and our FindWhat.com website can handle current and anticipated traffic. We currently have contracts with Sprint, Internap, and KMC Telecom for these services. Any restrictions or interruption in our connection to the Internet would have a material adverse effect on our business, prospects, financial condition, and results of operations.

We rely on internally developed systems which may put us at a competitive disadvantage.

          We use internally developed systems for a portion of our keyword-targeted paid listing request processing software. We developed these systems primarily to increase the number of appropriate paid keyword-targeted ads for each related keyword request made on our network, for our private label partners, and for customer service. A significant amount of manual effort may be required to update these systems if our competitors develop superior processing methods. This manual effort is time-consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to upgrade and expand our processing systems and to integrate newly-developed and purchased modules with our existing systems in order to improve the efficiency of our paid listing methods and support increased transaction volume, although we are unable to predict whether these upgrades will improve our competitive position when compared to our competitors.

Our management team is relatively new; many of our employees have recently joined us and must be integrated into our operations.

          Some of our officers have no prior senior management experience in public companies. At June 30, 2003 we have 160 full time employees; our new employees include a number of key managerial, technical, financial, marketing, and operations personnel as of June 30, 2003 who has not yet been fully integrated into our operations; and we expect to add additional key personnel in the near future. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We may have difficulty attracting and retaining qualified, highly skilled personnel.

          We expect the expansion of our business to place a significant strain on our limited managerial, operational, and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train, and manage our work force in order to manage the expansion of our operations. We will need to attract and retain highly qualified, technical personnel in order to maintain and update our products and services and meet our business objectives. Competition for such personnel is intense. We may not be successful in attracting and retaining such qualified technical personnel on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary technical personnel, it would have a material and adverse effect on our business, prospects, financial condition, and results of operations.

Current capacity constraints may require us to expand our network infrastructure and customer support capabilities.

          Our ability to provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems in order to accommodate any significant increases in the numbers of advertisers using our services and the queries and paid click-throughs we receive. We believe we will be required to expand our network infrastructure and customer support capabilities to support an anticipated expanded number of queries and paid click-throughs. Any such expansion will require us to make significant upfront expenditures for servers, routers, computer equipment, and additional Internet and intranet equipment, and to increase bandwidth for Internet connectivity. Any such expansion or enhancement will need to be completed and integrated without system disruptions. Failure to expand our network infrastructure or customer service capabilities either internally or through third parties, if and when necessary, would materially adversely affect our business, prospects, financial condition, and results of operations.

Our business is partially subject to seasonality, which may impact our growth rate.

          We have historically experienced, and expect to continue to experience, seasonal fluctuations in the number of click-throughs received by typical distribution partners within the FindWhat.com Network. We expect that the first and fourth quarters of each calendar year will realize more activity than the second and third quarters, due to increased overall Internet usage during the first and fourth quarters due to colder weather and holiday purchases. Our operating results and growth rate may vary significantly in the future, partly due to such seasonal fluctuations. It is possible that in some future quarter our operating results will be below the expectations of public market analysts and investors due to seasonality and in such event, the price of our common stock could be materially adversely affected.

Our technical systems are vulnerable to interruption and damage.

          A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition, and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users and “hackers,” and similar events. The occurrence of a natural disaster or unanticipated problems at our technical operations facilities could cause material interruptions or delays in our business, loss of data, or render us unable to provide services to customers. Failure to provide the data communications capacity we require, as a result of human error, natural disaster, or other operational disruptions, could cause interruptions in our services and websites. The occurrence of any or all of these events could adversely affect our business, prospects, financial condition, and results of operations.

We may be unable to obtain the Internet domain names that we hope to use.

          The Internet domain name we are using for our paid keyword-targeted ad website is “FindWhat.com.” We believe that this domain name is an extremely important part of our business. We may desire, or it may be necessary in the future, to use other domain names in the United States and abroad. Governmental authorities in different countries may establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. These new domains may allow combinations and similar domain names that may be confusingly similar to our own. Also, we may be unable to acquire or maintain desired and relevant domain names in all countries in which we will conduct business. In addition, there are other substantially similar domain names that are registered by companies which may compete with us. There can be no assurance that potential users and advertisers will not confuse our domain name with other similar domain names. If that confusion occurs,

•	we may lose business to a competitor; and

•	some users of our services may have negative experiences with other companies on their websites that those users erroneously associate with us.

We may be unable to promote and maintain our brands.

          We believe that establishing and maintaining the brand identities of our services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service. If businesses do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

          In order to attract and retain customers and to promote and maintain brands in response to competitive pressures, we may also have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to improve our services or to promote and maintain our brands, our business, prospects, financial condition, and results of operations could be materially adversely affected. Moreover, any brand identities we establish may be diluted as a result of any inability to protect our service marks or domain names, which could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our intellectual property rights may not be protectable or of significant value in the future.

          We depend upon confidentiality agreements with specific employees, consultants, and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop know-how and services similar to ours, otherwise avoid our confidentiality agreements, or produce patents and copyrights that would materially and adversely affect our business, prospects, financial condition, and results of operations.

          Legal standards relating to the validity, enforceability, and scope of protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving. The steps we take to protect our intellectual property rights may not be adequate to protect our future intellectual property. Third parties may also infringe or misappropriate any copyrights, trademarks, service marks, trade dress, and other proprietary rights we may have. Any such infringement or misappropriation could have a material adverse effect on our business, prospects, financial condition, and results of operations.

          We own federal service mark registrations for “Be1st®,” “BeFirst®,” “Find What You’re Looking For®,” and “FindWhat.com®.” If other companies also claim the words “Be1st,” “BeFirst,” “Find What You’re Looking For,” or “FindWhat.com,” we may be required to become involved in litigation or incur additional expense. Effective service mark, copyright, and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet.

          The process and technology we use to operate the FindWhat.com Network is critical to the success of our business. In February 2000, we filed a patent application for our FindWhat.com Network with the United States Patent and Trademark Office. Subsequently, we have filed additional patent applications covering additional services and the evolution of our business model. These applications are currently pending. Our patent applications may be rejected and we may be unable to prevent third parties from infringing on our proprietary rights. Further, our principal competitor has been granted a patent which may cover our business model and has acquired an issued patent that may be applicable to our business model. See “Our principal competitor may have patent rights which could prevent us from operating our FindWhat.com Network in its present form.”

          In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon, or otherwise decrease the value of our trademarks and other proprietary rights, which may result in the dilution of the brand identity of our services. See “We may be unable to promote and maintain our brands.”

          Our current and future business activities may infringe upon the proprietary rights of others, and third parties may assert infringement claims against us. Any such claims and resulting litigation could subject us from time to time to significant liability for damages, could result in the invalidation of our proprietary rights, and have a material adverse effect on our business, prospects, financial condition, and results of operations. Even if not meritorious, such claims could be time-consuming, expensive to defend, and could result in the diversion of our management’s time and attention. In addition, this diversion of managerial resources could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We depend on the efforts of our key personnel.

          Our success is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of Craig A. Pisaris-Henderson, our Chairman, Chief Executive Officer, and President, and Phillip R. Thune, our Chief Operating Officer and Chief Financial Officer. Currently, we do not have key person life insurance on Messrs. Pisaris-Henderson or Thune and we may be unable to obtain such insurance in the near future due to high cost or other reasons. We believe that the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our charter documents limit the liability of our directors and officers.

          Our articles of incorporation contain provisions which limit the personal liability of our directors and officers for monetary damages arising from a breach of their fiduciary duties as directors or officers. In addition, our by-laws require us to indemnify any person who is or was involved in any manner, or who is threatened to be involved in any pending or completed action or proceeding, including a derivative action brought by us or in our name, by reason of the fact that such person is or was a director, officer, employee, or agent of ours, or was serving at our request as an officer, director, employee, or agent of another entity, enterprise, or employee benefit plan, against all liabilities and expenses actually and reasonably incurred by such person in connection with any such action or proceeding.

Our Articles of Incorporation authorize us to issue additional shares of stock.

          We are authorized to issue up to 50,000,000 shares of common stock which may be issued by our board of directors for such consideration as they may consider sufficient without seeking stockholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current stockholders.

          Our Articles of Incorporation also authorize us to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated by our board of directors. These designations may be made without stockholder approval. The designation and issuance of preferred stock in the future could create additional securities which would have dividend and liquidation preferences prior in right to the outstanding shares of common stock. These provisions could also impede a non-negotiated change in control.

We do not intend to pay future cash dividends.

          We currently do not anticipate paying cash dividends on our common stock at any time in the near future. We may never pay cash dividends or distributions on our common stock. Any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the board of directors decides is relevant.

The market price of our securities may be volatile.

          From time to time the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts’ expectations, patents issued or not issued to us or our competitors, announcements by us or our competitors regarding planned or failed mergers, acquisitions, or dispositions, loss of existing clients, new procedures or technology, litigation, sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, changes in general conditions in the economy and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology and Internet companies. Frequently, these price and volume fluctuations have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management’s attention and resources, which could materially adversely affect our business, prospects, financial condition, and results of operations.

Significant additional dilution will occur if outstanding options and warrants are exercised.

          As of June 30, 2003 we have outstanding stock options under our 1999 Stock Incentive Plan to purchase approximately 3.7 million shares of common stock at a weighted average exercise price of $3.74 and warrants to purchase approximately 1.2 million shares of common stock at a weighted average exercise price of $2.99 per share. To the extent these options or warrants are exercised, our stockholders will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

We face substantial and increasing competition.

          We may face increased pricing pressure for the sale of keyword-targeted advertisements, which could materially adversely affect our business, prospects, financial condition, and results of operations. Our competitors may have or obtain certain intellectual property rights which may interfere or prevent the use of our bid-for-position business model. The market for Internet-based marketing services is relatively new, intensely competitive, and rapidly changing. Our principal competitors for the FindWhat.com Network are Yahoo! and Google. We also compete against providers of Web directories and search and information services, such as those provided by America Online, Google, MSN, and Yahoo. Our principal competitors have longer operating histories, larger customer bases, greater brand recognition, and greater financial, marketing, and other resources than we have.

          We are not aware of any other company with an offering exactly similar to our private label service. In the future, other companies with greater financial, marketing, and other resources may offer directly competing services.

          Additionally, in pursuing acquisition opportunities we may compete with other companies with similar growth strategies, certain of which may be larger and have greater financial and other resources than we have. Competition for these acquisition targets will likely also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

          We have filed applications for several patents, any of which could be rejected, and have only a limited amount of other proprietary technology that would preclude or inhibit competitors from entering the keyword-targeted advertising market. Therefore, we must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide e-commerce services are relatively low. Therefore, we expect that we continually will face additional competition from new entrants into the market in the future, and we are subject to the risk that our employees may leave us and may start competing businesses, notwithstanding non-competition agreements. The emergence of these enterprises could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We may not be able to adapt as the Internet, electronic commerce, Internet advertising, and customer demands continue to evolve.

          We may not be able to adapt as the Internet, electronic commerce, Internet advertising, and customer demands continue to evolve. Our failure to respond in a timely manner to changing market conditions, or client requirements would have a material adverse effect on our business, prospects, financial condition and results of operations. The Internet e-commerce and the Internet advertising industry are characterized by:

•	rapid technological change;

•	changes in user and customer requirements and preferences;

•	frequent new product and service introductions embodying new technologies; and

•	the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

Our success will depend, in part, on our ability to:

•	enhance and improve the responsiveness and functionality of our FindWhat.com Network and our private label service;

•	license or develop technologies useful in our business on a timely basis, enhance our existing services, and develop new services and technology that address the increasingly sophisticated and varied needs of our prospective or current customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Internet security poses risks to our entire business.

          The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of the advertiser, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition, and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our future success will depend on continued growth in the use of the Internet.

          Our future success will depend substantially upon continued growth in the use of the Internet to support the sale of our advertising services and acceptance of e-commerce transactions on the Internet. As this is a new and rapidly evolving industry, the ultimate demand and market acceptance for Internet-related services is subject to a high level of uncertainty. Significant issues concerning the commercial use of the Internet and online services technologies, including security, reliability, cost, ease of use, and quality of service remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. In the event that the use of the Internet and other online services does not continue to grow or grows more slowly than we expect, or the Internet does not become a commercially viable marketplace, our business, prospects, financial condition, and results of operations would be materially adversely affected.

The market for our services is uncertain and is still evolving.

          Internet marketing and advertising, in general, and advertising through priority placement in keyword-targeted ads in particular, are at early stages of development, are evolving rapidly, and are characterized by an increasing number of market entrants. Our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by merchants and consumers. Rapid growth in the use of and interest in, the Internet, the Web, and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. The demand and market acceptance for recently introduced services is generally subject to a high level of uncertainty. Most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. If this trend continues, the market for our existing services, which are dependent upon increased Internet advertising, may be adversely affected, which in turn will have a material adverse effect on our business, prospects, financial condition, or results of operations.

We will need to keep pace with rapid technological change in the Internet search and advertising industries.

          In order to remain competitive, we will be required continually to enhance and improve the functionality and features of our existing FindWhat.com services, which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology, and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology, and systems. If we face material delays in introducing new services, products, and enhancements, our users may forego the use of our services and select those of our competitors, in which event, our business, prospects, financial condition, and results of operations could be materially adversely affected.

Regulatory and legal uncertainties could harm our business.

          We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to e-commerce. Due to the increasing popularity and use of the Internet and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. In 1998, the United States Congress established the Advisory Committee on Electronic Commerce which is charged with investigating, and making recommendations to Congress regarding, the taxation of sales by means of the Internet. Furthermore, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws and impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition, and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Implementation of our FindWhat.com services and our search engine optimization service for some clients may infringe on intellectual property rights of others.

          In implementing our FindWhat.com services and our search engine optimization service, we utilize promotional material generated by our clients and our editing staff to promote websites. From time to time, third parties have advised that the use of certain keywords in our FindWhat.com services and our search engine optimization service have infringed on their intellectual property rights. Although the terms and conditions of our services provide that our clients are responsible for infringement of intellectual property rights of others arising out of the use of keywords or content in their paid keyword ads and on their websites, our involvement in disputes regarding these claims could be time-consuming, expensive to defend, and could result in the diversion of our management’s time and attention, which could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We cannot predict our future capital needs and we may not be able to secure additional financing.

          Although we have no material long-term commitments for capital expenditures, we anticipate an increase in capital expenditures consistent with anticipated growth of operations, infrastructure, and personnel. We currently anticipate that our cash as of June 30, 2003, together with the $20 million of gross proceeds of a private placement of our common stock on July 15, 2003 and our cash flows from operations, will be sufficient to meet the anticipated liquidity needs for working capital and capital expenditures over the next 12 months, including the cash to be used in our potential merger with Espotting. In the future, we may seek additional capital through the issuance of debt or equity depending upon results of operations, market conditions, or unforeseen opportunities. Our future liquidity and capital requirements will depend upon numerous factors. The pace of expansion of our operations will affect our capital requirements. We may also have increased capital requirements in order to respond to competitive pressures. In addition, we may need additional capital to fund acquisitions of complementary products, technologies, or businesses. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and actual results could vary materially as a result of the factors described above. As we require additional capital resources, we will seek to sell additional equity or debt securities or obtain a bank line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to existing stockholders. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.

Our agreement to acquire Miva Corporation is subject to a number of contingencies and there is no assurance that the transaction will close.

          In September 2003, we announced the signing of an agreement to acquire Miva Corporation, a leading supplier of e-commerce software and services to small and medium-sized businesses, for $5.5 million, plus the assumption of approximately $2.5 million in notes and other liabilities. Under the terms of the Miva transaction, Miva stockholders would receive $2.7 million in cash and $2.7 million in FindWhat.com common stock. The Miva transaction is subject to a number of contingencies, including receipt by Miva of stockholder and regulatory approvals; and there is no guarantee that the transaction will be consummated. In the event the Miva transaction is not consummated, it could have a material adverse effect on our stock price, business, prospects, financial condition, and results of operations.

Our agreement with Mitsui & Co, Ltd. is subject to a number of contingencies and risks.

In September 2003, we announced that we had entered into a revenue-sharing-based licensing agreement with Mitsui & Co., Ltd. Under the terms of the licensing agreement, FindWhat.com is to provide the technology and business operations expertise for Mitsui to launch a new keyword-targeted paid listings service in Japan. This transaction is subject to numerous contingencies and risks including: the failure of FindWhat.com’s existing infrastructure to adequately support Mitsui’s paid listing service, the failure of Mitsui to successfully create and manage a paid listings network in Japan, risk that the development and implementation of the Japanese version technology will be delayed or not completed when expected, risk that development, implementation and integration costs will be higher than anticipated, the inability of Mitsui to leverage off of its existing client base and potential distribution partners, the failure of the paid listing services market to develop in Japan as envisioned by FindWhat.com, intense competition in the paid listing services market in Japan, the potential that FindWhat.com and Mitsui will fail to agree on the management and growth of their relationship, and economic changes and changes in the Internet industry generally.

WHERE YOU CAN FIND MORE
INFORMATION

          This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this document or to documents that we have referred you to. We have not authorized anyone to provide you with any additional information.

          The following documents, which have been filed by us with the Securities and Exchange Commission (SEC file number 0-30428), are incorporated by reference into, and considered to be a part of, this prospectus:

•	our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 30, 2003; and

•	our Proxy Statement for the Annual Meeting of Stockholders held on June 10, 2002, filed with the Securities and Exchange Commission on April 30, 2002; and

•	our quarterly reports on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on May 14, 2003, and for the quarter ended June 30, 2003, filed with the Commission on August 13, 2003; and

•	FindWhat.com’s current report on Form 8-K dated and filed with the Commission on February 10, 2003; FindWhat.com’s current report on Form 8-K dated and filed with the Commission on March 18, 2003, as amended on March 25, 2003; FindWhat.com’s current report on Form 8-K dated and filed with the Commission on April 14, 2003; FindWhat.com’s current report on Form 8-K dated and filed with the Commission on April 30, 2003; FindWhat.com’s current report on Form 8-K dated and filed with the Commission on June 6, 2003; FindWhat.com’s current report on Form 8-

K dated June 17, 2003 and filed with the Commission on June 18, 2003; FindWhat.com’s current report on Form 8-K dated and filed with the Commission on June 18, 2003; FindWhat.com’s current report on Form 8-K dated and filed with the Commission on July 16, 2003; FindWhat.com’s current report on Form 8-K dated July 21, 2003 filed with the Commission on July 22, 2003; FindWhat.com’s current report on Form 8-K dated and filed with the Commission on September 3, 2003; FindWhat.com’s current report on Form 8-K/A dated and filed with the Commission on September 19, 2003; FindWhat.com’s current report on Form 8-K dated and filed with the Commission on September 25, 2003; FindWhat.com’s current report on Form 8-K dated and filed with the Commission on October 20, 2003; and FindWhat.com’s current report on Form 8-K dated and filed with the Commission on October 27, 2003; and

•	the description of our common stock which is contained in our Form 10 (file no. 0-27331) filed with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as updated in any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective date of filing of such documents with the Securities and Exchange Commission.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the registration statement or this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto, unless such exhibits are specifically incorporated by reference in such documents) are available without charge, upon written or oral request by any person to whom this prospectus has been delivered, by directing such request to FindWhat.com, 5520 Summerlin Commons Blvd., Suite 500, Fort Myers, Florida 33907, Attention: Phillip R. Thune, Chief Operating Officer, Chief Financial Officer, telephone (239) 561-7229.

     We must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Securities Exchange Act of 1934, we must file reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements, and other information can be inspected and copied at:

Public Reference Room Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549

     You may obtain information on the operation of the Public Conference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of our materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the Commission’s home page on the Internet at http://www.sec.gov.

     Our common stock is listed on the Nasdaq National Market. Accordingly, reports and other information concerning us should be available for inspection and copying at the offices of:

The Nasdaq Stock Market 1735 K Street, N.W., Washington, D.C. 20006-1504

     We have filed a registration statement on Form S-3 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to our common stock to be offered by this prospectus. This prospectus constitutes our prospectus filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because selected parts of the registration statement are omitted in accordance with the Commission’s rules and regulations. The registration statement and its exhibits are available for inspection and copying as set forth above.

     All information contained in this prospectus regarding FindWhat.com was supplied by us, and all information contained in this prospectus regarding the selling stockholders was supplied by the respective selling stockholders. Neither FindWhat.com, nor the selling stockholders can warrant the accuracy or completeness of information relating to the other party.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

•	general economic and business conditions, both nationally and in our markets,

•	our expectations and estimates concerning future financial performance, financing plans, acquisitions or mergers, and the impact of competition,

•	our ability to implement our acquisition and growth strategy,

•	anticipated trends in our business,

•	advances in technologies, and

•	other risk factors set forth under “Risk Factors” beginning on page 4 in this prospectus.

     In addition, in this prospectus, we use words such as “anticipates”, “believes”, “plans”, “expects”, “future”, “intends”, and similar expressions to identify forward-looking statements.

     We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

     The proceeds from the sale of the shares offered by this prospectus will be received directly by the selling stockholders. We will not receive any proceeds from the sale of the shares offered by this prospectus.

SELLING STOCKHOLDERS

     We sold one million shares of our common stock in a private placement on July 15, 2003 raising gross proceeds of $20.27 million. This prospectus relates to the resale from time to time of up to a total of 1,000,000 shares of our common stock by the selling stockholders identified in this prospectus. Pursuant to the terms of the financing, we have filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares of common stock by the selling stockholders from time to time.

     The selling stockholders have not had a material relationship with us within the past three years. The shares of common stock are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See “Plan of Distribution” on page 16.

     Information regarding beneficial ownership of our common stock by the selling stockholders as of October 27, 2003 follows. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. The table assumes that the selling stockholders sell all shares offered under this prospectus. We can make no assurance as to how many of the shares offered that the selling stockholders will in fact sell.

	Shares
Name	beneficially		Shares
of	owned	Shares	beneficially
Selling	prior to the	being	owned after
Stockholder	offering	offered	the offering

Integral Capital Partners V, L.P.	196,854	196,854	0
Integral Capital Partners V, SLP Slide Fund, LLC	514	514	0
Integral Capital Partners V, Slide Fund, L.P.	2,632	2,632	0
Integral Capital Partners VI, L.P.	250,000	100,000	150,000
Vertical Ventures Investments	350,000	350,000	0
The Riverview Group, LLC	350,000	350,000	0

PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. For purposes of the following description, the term “selling stockholders” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, without limitation, by one or more of the following means of distribution:

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in privately negotiated transactions;

•	through the settlement of short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

     Broker-dealers and selling stockholders who act in connection with the sale of the shares may be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and selling stockholders and any commissions received by such broker-dealers may be underwriting discounts and commissions under the Securities Act.

     Any broker-dealer participating in transactions as agent may receive commissions from a selling stockholder and, if they act as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at a price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as a principal may resell the shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions, or otherwise at market prices prevailing at the time of sale or at negotiated prices, and may pay to or receive from the purchasers of the shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

•	the name of the broker-dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	that broker-dealers did not conduct any investigation to verify the information in this prospectus, as supplemented; and

•	other facts material to the transaction.

     In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act, including Rule 10b-5 and to the extent we and the selling stockholders are distribution participants, Regulation M. These rules and regulations may affect the marketability of the shares.

     The selling stockholders will pay any commissions associated with the sale of the shares. The shares offered by this prospectus are being registered to comply with contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act, or, if the indemnity is unavailable, to contribute toward amounts required to pay the liabilities.

EXPERTS

     The consolidated financial statements of FindWhat.com and its subsidiaries as of December 31, 2002 and 2001, and for each of the years then ended, have been incorporated by reference into this prospectus and registration statement from FindWhat.com’s Form 10-KSB/A for the fiscal year ended December 31, 2002, in reliance upon the report of Grant Thornton LLP, independent accountants, which is also incorporated by reference into this prospectus and registration statement, and upon the authority of Grant Thornton LLP as experts in accounting and auditing.

LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon for us by Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215. Partners and associates of Porter, Wright, Morris & Arthur LLP who participated in the preparation of this prospectus beneficially own 99,460 shares of our common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

          The following table sets forth the expenses (other than the underwriting discounts and commissions and the Underwriter’s Non-Accountable Expense Allowance) expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC Registration	$1,281
Legal Fees and Expenses	$20,000
Accounting Fees	$10,000
Miscellaneous	$719

Total	$32,000

Item 15. Indemnification of Directors and Officers.

          Our Articles of Incorporation do not provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Section 78.750 and 78.751, we must indemnify any of our directors, officers, employees or agents who is successful on the merits or otherwise in defense of any action or suit. Such indemnification includes expenses, including attorney’s fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as our officer or director. We may indemnify such individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

Our By-Laws Provide:

          Unless prohibited by Nevada law, we must indemnify any person who is or was involved in any manner (including, without limitation, as a party or a witness), or is threatened to be so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by us or in our right to procure a judgment in our favor, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all expenses and liabilities actually and reasonably incurred by him in connection with any such action, suit or proceeding. The right to indemnification conferred by our by-laws shall be presumed to have been relied upon by our directors, officers, employees and agents and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

          Our board of directors is authorized, on our behalf, to enter into, deliver and perform agreements or other arrangements to provide any indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada Law. Such agreements or arrangements may provide:

               (i) that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by us as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada Law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses;

               (ii) that the indemnitee shall be presumed to be entitled to indemnification under our by-laws or such agreement or arrangement and we will have the burden of proof to overcome that presumption;

               (iii) for procedures to be followed by us and the indemnitee in making any determination of entitlement to indemnification or for appeals therefrom; and

               (iv) for insurance or such other financial arrangements, all as may be deemed appropriate by the board of directors as the time of execution of such agreement or arrangement.

          We may, unless prohibited by Nevada Law, purchase and maintain insurance or make other financial arrangements on behalf of any indemnitee for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Such other financial arrangements may include:

•	the creation of a trust fund;

•	the establishment of a program of self-insurance;

•	the securing of our obligation of indemnification by granting a security interest or other lien on any of our assets; or

•	the establishment of a letter of credit, guaranty or surety.

          The foregoing by-law provisions, as well as this provision, may be amended by our stockholders only by vote of the holders of 66 2/3% of the entire number of shares of each class, voting separately, of our outstanding capital stock (even though the right of any class to vote is otherwise restricted or denied), provided that no amendment or repeal of these by-law provisions will adversely affect the indemnification rights of any indemnitee existing at the time such repeal or amendment becomes effective.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to these provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Number	Exhibit
2.1*	Agreement and Plan of Reorganization dated June 17, 1999 by and among BeFirst Internet Corporation, Collectibles America, Inc. and Mick Jardine.

2.2###	Agreement and Plan of Merger dated June 17, 2003 by and among FindWhat.com, Who Merger Corp. and Espotting Media Inc.

2.3####	First Amendment to Agreement and Plan of Merger dated October 24, 2003 by and among FindWhat.com, Who Merger Corp. and Espotting Media Inc.

3.1*	Articles of Incorporation of FindWhat.com (f/k/a Collectibles America, Inc.).

3.2**	Amended and Restated By-laws of FindWhat.com.

Number	Exhibit
3.3***	Audit Committee Charter.

5.1	Opinion of Porter, Wright, Morris & Arthur LLP.

10.1##	Executive Employment Agreement between FindWhat.com and Craig A. Pisaris-Henderson.

10.2##	Executive Employment Agreement between FindWhat.com and Phillip R. Thune.

10.3	[Reserved].

10.4****	FindWhat.com 1999 Stock Incentive Plan, as amended.

10.5##	Form of Incentive Stock Option Agreement.

10.6##	Form of Non-Qualified Stock Option Agreement.

10.7##	Executive Employment Agreement between FindWhat.com and Dave Rae.

10.8	[Reserved].

10.9##	Colonial Bank Plaza office building lease dated January 31, 2002, as amended.

10.10#	Executive Employment Agreement between FindWhat.com and Anthony Garcia.

23.1	Consent of Grant Thornton LLP

24.1	Powers of Attorney

*     Incorporated by reference to the exhibit previously filed on September 14, 1999 with prior Form 10 of FindWhat.com (file no. 0-27331).

**     Incorporated by reference to the exhibit previously filed on January 23, 2002 with FindWhat.com’s Form 8-K.

***     Incorporated by reference to the exhibit previously filed on March 31, 2000 with FindWhat.com’s Form 10-K for the fiscal year ended December 31, 1999.

****     Incorporated by reference to the exhibit previously filed on August 1, 2002 with FindWhat.com’s Form S-8.

#    Incorporated by reference to the exhibit previously filed on May 15, 2001 to FindWhat.com’s Form 10-QSB for the fiscal quarter ended March 31, 2001.

##    Incorporated by reference to the exhibit previously filed on November 6, 2002 to FindWhat.com’s Form 10-QSB for the fiscal quarter ended September 30, 2002.

###    Incorporated by reference to the exhibit previously filed on June 18, 2003 with FindWhat.com’s Form 8-K.

####    Incorporated by reference to the exhibit previously filed on October 27, 2003 with FindWhat.com’s Form 8-K.

Item 17. Undertakings.

          The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Fort Myers, State of Florida, on October 29, 2003.

FINDWHAT.COM

/s/ Craig A. Pisaris-Henderson

Craig A. Pisaris-Henderson, Chairman, President, Chief Executive Officer and Secretary

          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Craig A. Pisaris-Henderson Craig A. Pisaris-Henderson	Chairman, President, Chief Executive Officer, Secretary, and Director (Principal Executive Officer)	October 29, 2003

* Courtney P. Jones	Vice Chairman and Director	October 29, 2003

* Robert D. Brahms	Vice Chairman and Director	October 29, 2003

/s/ Phillip R. Thune Phillip R. Thune	Chief Operating Officer, Chief Financial Officer, Treasurer, and Director (Principal Financial and Accounting Officer)	October 29, 2003

* Kenneth E. Christensen	Director	October 29, 2003

* Frederick E. Guest, II	Director	October 29, 2003

* Robert J. Mylod, Jr.	Director	October 29, 2003

*By:	/s/ Phillip R. Thune

Phillip R. Thune, Attorney-in-Fact

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FindWhat.com

EXHIBITS

EXHIBIT INDEX

Number	Exhibit
2.1*	Agreement and Plan of Reorganization dated June 17, 1999 by and among BeFirst Internet Corporation, Collectibles America, Inc. and Mick Jardine.

2.2###	Agreement and Plan of Merger dated June 17, 2003 by and among FindWhat.com, Who Merger Corp. and Espotting Media Inc.

2.3####	First Amendment to Agreement and Plan of Merger dated October 24, 2003 by and among FindWhat.com, Who Merger Corp. and Espotting Media Inc.

3.1*	Articles of Incorporation of FindWhat.com (f/k/a Collectibles America, Inc.).

3.2**	Amended and Restated By-laws of FindWhat.com.

3.3***	Audit Committee Charter.

5.1	Opinion of Porter, Wright, Morris & Arthur LLP.

10.1##	Executive Employment Agreement between FindWhat.com and Craig A. Pisaris-Henderson.

10.2##	Executive Employment Agreement between FindWhat.com and Phillip R. Thune.

10.3	[Reserved].

10.4****	FindWhat.com 1999 Stock Incentive Plan, as amended.

10.5##	Form of Incentive Stock Option Agreement.

10.6##	Form of Non-Qualified Stock Option Agreement.

10.7##	Executive Employment Agreement between FindWhat.com and Dave Rae.

10.8	[Reserved].

10.9##	Colonial Bank Plaza office building lease dated January 31, 2002, as amended.

10.10#	Executive Employment Agreement between FindWhat.com and Anthony Garcia.

23.1	Consent of Grant Thornton LLP

24.1	Powers of Attorney

*     Incorporated by reference to the exhibit previously filed on September 14, 1999 with prior Form 10 of FindWhat.com (file no. 0-27331).

**     Incorporated by reference to the exhibit previously filed on January 23, 2002 with FindWhat.com’s Form 8-K.

***     Incorporated by reference to the exhibit previously filed on March 31, 2000 with FindWhat.com’s Form 10-K for the fiscal year ended December 31, 1999.

****     Incorporated by reference to the exhibit previously filed on August 1, 2002 with FindWhat.com’s Form S-8.

#    Incorporated by reference to the exhibit previously filed on May 15, 2001 to FindWhat.com’s Form 10-QSB for the fiscal quarter ended March 31, 2001.

##    Incorporated by reference to the exhibit previously filed on November 6, 2002 to FindWhat.com’s Form 10-QSB for the fiscal quarter ended September 30, 2002.

###    Incorporated by reference to the exhibit previously filed on June 18, 2003 with FindWhat.com’s Form 8-K.

####    Incorporated by reference to the exhibit previously filed on October 27, 2003 with FindWhat.com’s Form 8-K.